Exhibit 10.25

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Grant Date indicated below pursuant to the terms of the 2006 Equity Incentive Plan (the “Plan”) of AmericanWest Bancorporation (the “Company”) by and between the Company and the person named below as the Participant.

The “Participant”	Patrick J. Rusnak

Number of Restricted Stock Units (“Units”)	15,000

“Grant Date”	September 26, 2006

“Settlement Date”	September 17, 2011
(subject to vesting)

“Measurement Dates”	Jan. 1, 2008, 2009, 2010 and 2011

The Company hereby awards to the Participant and the Participant accepts the right to receive shares of the Company’s Common Stock (“Stock”) on the Settlement Date to the extent Units are vested in accordance with the terms hereof. This Award (“Award”) is being made as part of the Participant’s compensation package without the payment of any consideration other than the Participant’s services as an employee. This Agreement satisfies and supersedes the provisions in the Participant’s employment agreement with the Company with respect to the initial grant of Performance Shares.

The terms and conditions of this Award are set forth on the following pages of this Agreement subject to the terms and conditions of the Plan.

AMERICANWEST BANCORPORATION		PARTICIPANT:

By:	/s/ Robert M. Daugherty	/s/ Patrick J. Rusnak
	Robert M. Daugherty, President & CEO	Patrick J. Rusnak

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Restricted Stock Unit Award

Terms and Conditions

1.	Definitions

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings as defined in the Plan.

1.1. “Agreement” shall have the meaning given on page 1 hereof.

1.2. “Award” means this Restricted Stock Unit Award.

1.3. “Cause” means the definition of “Cause” given in any employment agreement the Participant has with the Company or a Subsidiary or, if no such definition exists, the occurrence of any one or more of the following:

(a) Participant’s willful misfeasance or gross negligence in the performance of Participant’s duties;

(b) Participant’s conviction of a crime in connection with Participant’s duties;

(c) Participant’s conduct that is demonstrably and significantly harmful to the Company or a Subsidiary as reasonably determined by the Board of Directors on advice from legal counsel; or

(d) Participant cannot qualify for a fidelity bond issued by a surety company in an amount acceptable to the Company.

1.4. “Company” means AmericanWest Bancorporation.

1.5. “Grant Date” means the date of the grant of the Award, as specified on page 1 hereof.

1.6. “Good Reason” means the definition of “Good Reason” given in any employment agreement the Participant has with the Company or, if no definition is so given, there shall be no circumstances giving rise to Good Reason under this Agreement.

1.7. “Measurement Dates” means the dates set forth on page 1 hereof.

1.8. “Participant” means the individual identified as such on page 1 hereof.

1.9. “Plan” shall have the meaning given on page 1 hereof.

1.10. “Return on Average Assets” has the meaning given under Generally Accepted Accounting Principals (GAAP).

1.11. “Settlement Date” has the meaning given on page 1 hereof.

1.12. “Stock” means the Common Stock, no par value, of the Company, and of any successor entity.

1.13. “Subsidiary” has the meaning given in the Plan.

1.14. “Units” means the Restricted Stock Units awarded under this Agreement.

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2.	Vesting and Forfeiture of Award Shares

2.1. Vesting Date. The Units shall vest on the Settlement Date, provided the Participant has been continuously employed by the Company or a Subsidiary through the Settlement Date. Participant will be deemed continuously employed notwithstanding any unpaid leaves of absence if such leave of absence is in accordance with the Company’s or Subsidiary’s sick leave, family leave or military leave policies or that otherwise is with the prior written approval of the Company or a Subsidiary and such leave continues only for so long as the Company or Subsidiary has agreed and occurs only in accordance with the terms and conditions as have been required by the Company or Subsidiary, in each instance as determined by the Company or Subsidiary in its sole discretion; or

2.2. Accelerated Vesting. As an alternative to vesting under Section 2.1 above, in the event the Participant ceases to be employed by the Company or a Subsidiary (or a successor entity within two (2) years following a “change of control,” as defined in Section 20 of the Plan) due to termination by the employer without Cause or by the Participant for Good Reason, the Award shall vest as of the date of such termination of employment to the extent Units have not been forfeited under Section 2.3 below.

2.3. Performance Based Forfeiture. Twenty percent (20%) of the Units shall be forfeited as of each of the Measurement Dates, and therefore ineligible for subsequent vesting, if during the calendar year immediately preceding the respective Measurement Date, the Company had a Return on Average Assets of less than one percent (1%). The determination of whether a forfeiture under this Section 2.3 has occurred will be made based upon the Company’s audited financial statements for the applicable year.

3.	Settlement of Award and Issuance of Share Certificates

3.1. Issuance of Shares of Stock. If Units have vested pursuant to either Section 2.1 or 2.2 above, the Company shall issue to the Participant, as soon as practicable following the Settlement Date, and upon payment of all required tax withholding pursuant to Section 4 hereof, a number of whole shares of Stock equal to the number of Units that have vested. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 3.4 or any applicable law, rule or regulation.

3.2. No Additional Payment Required. The Participant shall not be required to make any additional payment of consideration upon settlement of the Award.

3.3. Stock Certificate. The certificate for the shares of Stock as to which the Award is settled shall be registered in the name of the Participant or, if applicable, in the names of the heirs of the Participant. The Company may at any time place legends referencing any applicable restrictions on all certificates representing shares of Stock issued upon settlement of the Award.

3.4. Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal and state securities laws. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

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3.5. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

4.	Payment of Tax Withholding Amounts

4.1. Tax Withholding. At the time the Award is settled, the Participant will be required to remit to the Company an amount sufficient to satisfy federal, state and local taxes and FICA withholding requirements prior to the delivery of any certificate or certificates for the Stock. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy such tax withholding obligations of the Company.

4.2. Alternative Provisions for the Payment of Tax Withholding Amounts. The Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit Participant to satisfy his or her obligation to pay such withholding tax, in whole or in part, with shares of the Stock (provided, however, that to the extent required by applicable tax, securities and other laws and applicable accounting rules, the shares have been held by Participant for at least six (6) months) up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. If the Administrator permits the payment of withholding taxes through an exchange of Stock, Participant either may (1) deliver stock certificates of Stock that Participant has held at least six months, which are duly endorsed for cancellation of that number of shares that have a fair market value equal to the tax withholding amount, less any cash payment Participant makes, or (2) deliver an affidavit of attesting to Participant’s ownership of shares of Stock that he or she has held for at least six months, and the new certificate issued for the shares granted under this Agreement would represent such shares of Stock reduced by that number of shares that have a fair market value equal to the tax withholding amount, less any cash payment Participant makes.

5.	Restrictions on Transfer

Prior to the Settlement Date, neither this Award nor any Unit shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution.

6.	Adjustment of Units

In the event of any change to the Stock of the Company as described in Section 4.2 of the Plan, the number of Units shall be adjusted in accordance with Section 4.2 of the Plan.

7.	Representations, Warranties and Covenants of the Participant

7.1. No Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

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7.2. No Right to Continued Service. The Participant understands and agrees that nothing contained in this Agreement will be construed to limit or restrict the rights of the Company or of any Subsidiary of the Company to terminate the employment of the Participant at any time, with or without cause, to change the duties of the Participant or to increase or decrease the Participant’s compensation. Without limiting the foregoing, the Participant understands and agrees that, except as otherwise provided in Section 2.2, the vesting of Units under this Agreement is directly conditioned upon the Participant continuing to be employed by the Company or a Subsidiary of the Company through the Settlement Date and that the Participant’s relationship with the Company or a Subsidiary of the Company can be terminated at any time with or without notice to the Participant.

7.3. Tax Treatment. The Company has advised the Participant to seek the Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Participant’s receipt of the Units or Stock pursuant to this Award. The Participant understands that the Company will report to appropriate taxing authorities the payment to the Participant of compensation income upon settlement of the Award. The Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Award and the issuance of the Stock.

7.4. Disclosures. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant has fully reviewed the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Agreement. The Participant represents and warrants that the Participant is not relying upon any representations, agreements or understandings of or with the Company except for those set forth in this Agreement.

8.	Miscellaneous Provisions

8.1. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Agreement may be assigned without prior notice to or the consent of the Participant. The rights and obligations of the Participant under this Agreement may not be assigned by the Participant except as may be permitted by Section 5 of this Agreement.

8.2. Amendment and Waiver. This Agreement may be amended, modified and supplemented only by written agreement signed by both the Participant and an authorized officer of the Company. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

8.3. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Corporate Secretary, or, if to the Participant, to the address maintained by the personnel department of Participant’s employer, or such other address as such party shall have furnished to the other party in writing.

8.4. Governing Law and Interpretation. This Agreement will be governed by the laws of the State of Washington as to all matters, including but not limited to matters of validity, construction, effect and performance, without giving effect to rules of choice of law. This Agreement hereby incorporates by reference all of the provisions of the Plan and will in all respects be interpreted and construed in such manner as to effectuate the terms and intent of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan will prevail. All matters of interpretation of the Plan and this Agreement, including the applicable terms and conditions and the definitions of the words, will be determined at the sole and final discretion of the Administrator or the Company’s Board of Directors.

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8.5. IRC Section 409A Compliance. Notwithstanding any other provision of Agreement, it is intended that any deferred compensation benefit which is provided pursuant to or in connection with this Agreement shall be provided and issued in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform any such provision, provided such reformation shall not subject the Participant to additional tax or interest and the Company shall not be required to incur any additional expense as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

8.6. IRC 280G Adjustment. If the benefit payments under this Agreement, either alone or together with other payments to which the Participant is entitled to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code. The determination of which benefits to reduce shall be made by the Participant, provided the Company’s accountants confirm that such reduction satisfies the requirements of this Section.

8.7. Attorney Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

8.8. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Administrator or the Company’s Board of Directors in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Spokane, Washington. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”) located in Spokane, Washington, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS or, if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the civil procedure provisions of the Revised Code of Washington. Any arbitration hereunder shall be conducted in Spokane, Washington, unless otherwise agreed to by the parties.

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8.9. Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

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